Exhibit 99.1

NEWS RELEASE
One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
	Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports First Quarter Results

2003 First Quarter Highlights

•	First quarter net loss of $15.0 million (21 cents per share), compared with first quarter 2002 net loss of $24.8 million (32 cents per share)

•	First quarter net loss included after-tax, net special gains of $9.5 million (11 cents per share), including the cumulative effect of an accounting change of $8.4 million for the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” — see Note 1 to Consolidated Financial Information. First quarter 2002 net loss included after-tax, net special gains of $16.2 million (21 cents per share)

•	The London Metal Exchange (LME) copper price averaged 75.5 cents per pound in the 2003 first quarter, compared with 70.5 cents in the corresponding period in 2002 and 70.3 cents in the 2002 fourth quarter

•	Quest for Zero, the company’s comprehensive, lean-production and waste elimination program, achieved a record high of $79 million in improvements in the 2003 first quarter, bringing the total to $345 million since the program was announced in May 2001 — the annualized run rate currently is approximately $315 million

Consolidated Results (Unaudited)

	First Quarter
(Dollars in millions except
per share amounts)	2003	2002

		(As Restated)*
Sales	$978.0	918.5
Operating income	$28.7	12.7
Net loss	$(15.0)	(24.8)
Loss per share	$(0.21)	(0.32)
Cash flow from operating activities	$6.0	110.2
Capital expenditures and investments	$27.3	22.8

*	See Note 4 to Consolidated Financial Information.

Supplemental Data - Special Items and Provisions (Unaudited)

	First Quarter
(Dollars in millions except
per share amounts)	2003	2002

Special Items and Provisions Impacting Statement of Operations:
Operating income (loss)	$1.9	3.8
Total, after-tax	$9.5	16.2
Per share	$0.11	0.21

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. Our non-GAAP measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on April 29 at 9:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, April 29, 2003 – Phelps Dodge Corp. (NYSE: PD) today reported a consolidated net loss in the 2003 first quarter of $15.0 million, or 21 cents per share. This net loss included special gains of $9.5 million, or 11 cents per share, after taxes. These net gains resulted primarily from the cumulative income effect from the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003, partially offset by environmental provisions.

By comparison, in the first quarter of 2002, the company reported a net loss of $24.8 million, or 32 cents per share. This amount included a special, after-tax net gain of $16.2 million, or 21 cents per share. (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman, president and chief executive officer, said: “Our first quarter operating earnings before special items showed improvement compared with both the first and fourth quarters of 2002. The principal contributor to this improvement was a 5 cents per pound improvement in the LME copper price. While we are positioned to reap the benefits of a sustained recovery in copper prices, that recovery is not yet apparent.

“Worldwide economic conditions, particularly in the manufacturing and capital goods sectors, remain soft and sluggish. Demand for copper has clearly stabilized, but is not yet growing. North American and European copper consumption trends remain flat. China continues to be the bright spot, growing at double-digit rates.

“We continue to make demonstrable progress in our Quest for Zero lean production program. We achieved $79 million in operational improvements during the first quarter – an annual run rate of approximately $315 million. Our goal remains the realization of a sustainable run rate of $400 million by year-end. We also are making significant strides in reducing the capital intensity of our businesses and are carefully managing our balance sheet, two major contributors to further position our company for long-term success.”

Sales and Cash Flow

Consolidated sales were $978.0 million in the 2003 first quarter, compared with $918.5 million in the corresponding 2002 period. The 6 percent increase in 2003 resulted primarily from higher copper prices and higher specialty chemical sales. The improved specialty chemical sales resulted from higher average unit selling prices worldwide.

Cash flow provided by operating activities was $6.0 million in the 2003 first quarter, compared with $110.2 million in the corresponding 2002 period. The decrease for 2003 primarily reflected payments for an historic Cyprus Amax lawsuit and arbitration award ($48.6 million); higher working capital associated with accounts receivable ($14.7 million); and lower accounts receivable securitization proceeds ($7.1 million). Also, the 2002 first quarter benefited from lower inventories as Phelps Dodge implemented mine production curtailments ($23.7 million).

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

	First Quarter

(Dollars in millions except unit prices and cost)	2003	2002

		(As Restated)*
Sales	$655.0	611.7
Operating income	$35.7	27.3
Special items in operating income	$—	13.8
LME copper price (per lb.)	$0.755	0.705
COMEX copper price (per lb.)	$0.760	0.721
Metals Week molybdenum (per lb.)	$4.06	2.74
Implied full unit cost of copper production (per lb.)**	$0.687	0.680
Implied cash unit cost of copper production (per lb.)**	$0.536	0.518
Copper production (own mines, in thousand tons)	260.4	257.2
Copper sales (own mines, in thousand tons)	263.8	268.5
Molybdenum production (own mines, in million lbs.)	11.5	10.6
Molybdenum sales (own mines, in million lbs.)	13.8	12.8
Capital expenditures and investments	$19.9	17.4

*	See Note 4 to Consolidated Financial Information.

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items, divided by pounds of PD-mined copper sold, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s segment depreciation, depletion and amortization and copper mine closure accrual from its operating margin in the above calculation. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

Operating income of $35.7 million in the first quarter of 2003 increased by $8.4 million (31 percent) compared with the corresponding 2002 period. The increase resulted primarily from higher copper prices (approximately $26 million), partially offset by a special, pre-tax gain of $13.8 million in the 2002 first quarter that was not repeated in the corresponding 2003 period, and a slightly higher implied unit cost of copper production (approximately $4 million).

The implied full and cash unit cost of copper production for the first quarter of 2003 increased by 0.7 cent per pound and 1.8 cents per pound, respectively, compared with the corresponding 2002 period. The increases in both full and cash unit cost of copper production were attributable to a 1.8 cents per pound net increase in energy costs, a 0.7 cent per pound net increase in stockpiles and inventory changes and 0.5 cent per pound increase for net copper pricing adjustments, partially offset by 1.2 cents per pound of other items primarily due to higher molybdenum earnings. Partially offsetting the increase in full unit cost of copper production was a 1.1 cents per pound decrease in non-cash depreciation and closure costs.

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

	First Quarter

(Dollars in millions)	2003	2002

Sales:
Specialty chemicals	$162.1	129.3
Wire and cable	160.9	177.5

	$323.0	306.8

Operating income:
Specialty chemicals	$14.1	13.2
Wire and cable	3.4	2.8

	$17.5	16.0

Special items in operating income:
Specialty chemicals	$3.2	—
Wire and cable	—	—

	$3.2	—

Capital expenditures and investments	$6.4	3.7

The increase of $16.2 million in PDI’s sales in the first quarter compared with the corresponding 2002 period was due to higher specialty chemicals sales resulting primarily from higher sales volumes (approximately $9 million) and higher average unit selling prices worldwide (approximately $23 million), due to general market increases and higher feedstock related increases. This increase was partially offset by lower sales volumes of wire and cable as a result of reduced demand stemming from continuing global economic uncertainty (approximately $17 million).

The increase in operating income in the first quarter ($1.5 million) compared with the 2002 first quarter was attributable to a special, pre-tax gain of $3.2 million that resulted from the termination of a foreign postretirement benefit plan. In addition, higher specialty chemicals sales volumes (approximately $7 million) were offset by lower margins for specialty chemical operations (approximately $9 million) primarily due to the continued and significant escalation of feedstock costs.

Corporate Matters

The company’s total debt at March 31, 2003, was $2,105.2 million, compared with $2,110.6 million at year-end 2002. The company’s ratio of debt to total capitalization was 42.3 percent at March 31, 2003, and December 31, 2002.

On March 5, 2003, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on May 15, 2003.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s first-quarter conference call with the financial community on Wednesday, April 29, at 9:30 a.m. Eastern Daylight Time. Management plans to discuss 2003 first-quarter results and provide its outlook for the 2003 second quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company’s two divisions, Phelps Dodge Mining Company and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2002.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

	First Quarter

	2003	2002

		(As Restated)*
Sales and other operating revenues	$978.0	918.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	807.3	765.8
Depreciation, depletion and amortization	101.6	102.9
Selling and general administrative expense	32.7	32.2
Exploration and research expense	9.6	8.7
Special items and provisions, net (see Note 1)	(1.9)	(3.8)

	949.3	905.8

Operating income	28.7	12.7
Interest expense	(36.0)	(52.8)
Capitalized interest	0.1	—
Miscellaneous income and expense, net	0.9	2.0

Loss before taxes, minority interests, equity in net earnings (losses) of affiliated companies and cumulative effect of accounting change	(6.3)	(38.1)
Benefit (provision) for taxes on income (see Note 2)	(15.4)	37.0
Minority interests in consolidated subsidiaries	(2.1)	(1.3)
Equity in net earnings (losses) of affiliated companies	0.4	0.5

Loss before cumulative effect of accounting change	(23.4)	(1.9)
Cumulative effect of accounting change (see Note 3)	8.4	(22.9)

Net loss	(15.0)	(24.8)
Preferred stock dividends	(3.4)	—

Loss applicable to common shares	$(18.4)	(24.8)

Average number of common shares outstanding - basic	88.6	78.5
Basic loss per common share before cumulative effect of accounting change	$(0.30)	(0.03)
Cumulative effect of accounting change	0.09	(0.29)

Basic loss per common share	$(0.21)	(0.32)

Average number of common shares outstanding - diluted**	88.6	78.5
Diluted loss per common share before cumulative effect of accounting change	$(0.30)	(0.03)
Cumulative effect of accounting change	0.09	(0.29)

Diluted loss per common share**	$(0.21)	(0.32)

BUSINESS DIVISIONS
(In millions)

Sales and other operating revenues - unaffiliated customers
Phelps Dodge Mining Company	$655.0	611.7
Phelps Dodge Industries	323.0	306.8

	$978.0	918.5

Operating income (loss)
Phelps Dodge Mining Company (see Note 1)	$35.7	27.3
Phelps Dodge Industries (see Note 1)	17.5	16.0
Corporate and other (see Note 1)	(24.5)	(30.6)

	$28.7	12.7

*	See Note 4 to Consolidated Financial Information.

**	Diluted loss per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect the assumed conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions)

	March 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$312.7	349.8
Accounts receivable, net	458.0	391.1
Mill and leach stockpiles	48.9	48.9
Inventories	391.2	398.5
Supplies	141.4	142.8
Prepaid expenses and other current assets	30.9	26.5
Deferred income taxes	71.1	70.6

Current assets	1,454.2	1,428.2
Investments and long-term receivables	135.2	132.3
Property, plant and equipment, net	5,095.5	5,159.6
Long-term mill and leach stockpiles	64.1	64.3
Deferred income taxes	10.3	11.0
Other assets and deferred charges	236.8	233.6

	$6,996.1	7,029.0

Liabilities
Current liabilities:
Short-term debt	$41.2	35.2
Current portion of long-term debt	128.6	127.0
Accounts payable and accrued expenses	580.2	609.1
Dividends payable	3.4	3.4
Accrued income taxes	21.4	9.4

Current liabilities	774.8	784.1
Long-term debt	1,935.4	1,948.4
Deferred income taxes	431.9	430.8
Other liabilities and deferred credits	986.9	986.8

	4,129.0	4,150.1

Minority interests in consolidated subsidiaries	66.9	65.3

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 89.0 outstanding in 2003 and 88.9 outstanding in 2002	556.2	555.6
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2003 and 2002	2.0	2.0
Capital in excess of par value	1,554.5	1,552.1
Retained earnings	1,154.9	1,173.3
Accumulated other comprehensive loss	(454.5)	(458.5)
Other	(12.9)	(10.9)

	2,800.2	2,813.6

	$6,996.1	7,029.0

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2003	2002

		(As Restated)*
Operating activities
Net loss	$(15.0)	(24.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	101.6	102.9
Deferred income taxes	1.2	0.6
Changes in net assets, special items and provisions, and other	(81.8)	31.5

Net cash provided by operating activities	6.0	110.2

Investing activities
Capital outlays	(26.9)	(21.4)
Capitalized interest	(0.1)	—
Investment in subsidiaries and other	(0.4)	(1.4)
Proceeds from asset dispositions	0.1	1.2
Other investing	(0.7)	(2.6)

Net cash used in investing activities	(28.0)	(24.2)

Financing activities
Increase in debt	8.8	6.8
Payment of debt	(20.3)	(24.3)
Preferred dividends	(3.4)	—
Other, net	(0.2)	(1.1)

Net cash used in financing activities	(15.1)	(18.6)

(Decrease) increase in cash and cash equivalents	(37.1)	67.4
Cash and cash equivalents at beginning of period	349.8	386.9

Cash and cash equivalents at end of period	$312.7	454.3

*	See Note 4 to Consolidated Financial Information.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions except copper and molybdenum prices)

	First Quarter

	2003	2002

		(As Restated)*
Phelps Dodge Mining Company:
Sales and other operating revenues	$655.0	611.7
Operating income (A)	$35.7	27.3
LME copper price per pound	$0.755	0.705
COMEX copper price per pound	$0.760	0.721
Implied unit cost of copper production - full	$0.687	0.680
Implied unit cost of copper production - cash	$0.536	0.518
Copper production (thousand tons):
Morenci:
Concentrate	—	—
Electrowon	103.5	101.5
Bagdad:
Concentrate	20.6	16.2
Electrowon	3.5	3.2
Sierrita:
Concentrate	15.5	13.8
Electrowon	3.1	4.9
Miami:
Electrowon	5.4	2.0
Chino:
Concentrate and precipitate	—	—
Electrowon	8.4	18.3
Tyrone:
Electrowon	17.1	16.1
Candelaria:
Concentrate	60.0	57.7
Cerro Verde:
Electrowon	24.6	22.9
El Abra:
Electrowon	53.1	64.9
Other	2.4	0.4

Total copper production	317.2	321.9
Less minority participants’ shares (B)	56.8	64.7

Net Phelps Dodge share	260.4	257.2

Copper sales (thousand tons):
Net Phelps Dodge share from own mines	263.8	268.5

Metals Week - molybdenum oxide price per pound	$4.06	2.74
Molybdenum concentrate production (million pounds)	11.5	10.6
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	13.8	12.8

*	See Note 4 to Consolidated Financial Information.

(A)	Includes a special, pre-tax gain of $13.8 million in the first quarter ended March 31, 2002. (See Note 1)

(B)	Minority participant interests include (i) a 15% undivided interest in the Morenci, Arizona, copper mining complex, (ii) a one-third partnership in Chino Mines Company in New Mexico, (iii) a 20% partnership interest in Candelaria in Chile and (iv) a 49% partnership interest in the El Abra copper mining operation in Chile.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions)

	First Quarter

	2003	2002

Phelps Dodge Industries:
Sales and other operating revenues - unaffiliated customers:
Specialty chemicals	$162.1	129.3
Wire and cable	160.9	177.5

	$323.0	306.8

Operating income (loss):
Specialty chemicals (A)	$14.1	13.2
Wire and cable	3.4	2.8

	$17.5	16.0

(A)	Includes a special, pre-tax gain of $3.2 million for the quarter ended March 31, 2003. (See Note 1)

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1.	Special Items and Provisions

In the first quarter of 2003, the company recognized special, pre-tax gains of $11.6 million. On an after-tax basis, these gains were $9.5 million (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the 2003 and 2002 first quarter:

(Gains (losses) in millions except per share)

	2003 First Quarter			2002 First Quarter

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental insurance recoveries, net	$—	—	—	13.8	11.2	0.14

PDI -
Termination of a foreign postretirement benefit plan	3.2	2.4	0.03	—	—	—

Corporate and other -
Environmental provisions, net	(1.3)	(1.3)	(0.01)	(12.1)	(12.1)	(0.15)
Environmental insurance recoveries, net	—	—	—	2.1	1.9	0.02

	(1.3)	(1.3)	(0.01)	(10.0)	(10.2)	(0.13)

	1.9	1.1	0.02	3.8	1.0	0.01

Miscellaneous income and expense, net:
Cost investment write-down	—	—	—	(0.5)	(0.4)	—

Benefit (provision) for taxes on income:
Tax benefit for 2001 net operating loss carryback	—	—	—	—	38.5	0.49

Cumulative effect of accounting change (See Note 3)	9.7	8.4	0.09	(33.0)	(22.9)	(0.29)

Total	$11.6	9.5	0.11	(29.7)	16.2	0.21

2.	Provision for Taxes on Income

The company’s income tax provision for the 2003 first quarter principally results from taxes on earnings at international operations ($14.9 million) that cannot be offset by losses at domestic operations.

3.	Adoption of New Accounting Standards

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” Under SFAS No. 143, retirement obligations are recognized when they are incurred and displayed as liabilities and the initial measurement is at fair value. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and subsequently allocated to expense over the asset’s useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties assets of approximately $12.2 million and a cumulative gain of $8.4 million, net of deferred income taxes.

Effective January 1, 2002, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. As of December 31, 2001, the company had goodwill of $115.2 million less accumulated amortization of $26.7 million for Columbian Chemicals and goodwill of $70.8 million less accumulated amortization of $16.2 million for Wire and Cable, for a total of $143.1 million, net. Upon completion of the transitional impairment tests, the fair value of three of the company’s international Wire and Cable reporting units were determined to be less than the reporting units’ carrying amount. This impairment loss recognized upon adoption of SFAS No. 142 was $33.0 million, pre-tax ($22.9 million, after-tax), and was recognized as a cumulative effect of a change in accounting principle effective January 1, 2002.

4.	Restatement of Consolidated Financial Statements

Prior to filing its 2002 10-K, the company identified certain accounting matters relating to its December 31, 2001, Consolidated Financial Statements and its quarterly consolidated financial information through September 30, 2002, that required restatement. These adjustments were necessary (i) to change the company’s units-of-production depreciation rate methodology for mining, smelting and refining assets to exclude estimates of future capital as well as any material other than proven and probable ore reserves, and to depreciate short-lived assets on a straight-line basis over their estimated useful lives, less salvage value; (ii) to adjust the fair value estimates of acquired reclamation obligations and to recognize the related annual accretion expense, and to revise certain reclamation cost estimates and associated charges for information obtained in 2001; (iii) to capitalize as inventory copper contained in low-grade mill and leach stockpiles, and consequent in-process materials being converted to salable products; (iv) to reverse a loss contingency reserve associated with legal matters; and (v) to increase the valuation allowance for deferred tax assets. The matters subject to adjustment were more fully discussed in the Quarterly Financial Data in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2002.